EXHIBIT 24.2

Power of Attorney

Nomura Holdings, Inc. (the “Company”), hereby constitutes and appoints Tetsu Ozaki, Senior Managing Director of the Company, its true and lawful attorney-in-fact, to sign any and all amendments, including post-effective amendments, to the Company’s registration statement on Form S-8 relating to Stock Acquisition Rights (No.4) of Nomura Holdings, Inc. and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission.

IN WITNESS WHEREOF, this power of attorney has been executed on behalf of the Company by its President and Chief Executive Officer thereunder duly authorized on the 29th day of June, 2006.

NOMURA HOLDINGS, INC.

By:	/s/ Nobuyuki Koga
Name:	Nobuyuki Koga
Title:	President and Chief Executive Officer